License Agreement

This License Agreement (this “Agreement”) is made effective as of April 2, 2008, between TW Sports, Inc. and Tom Olmstead.

In the Agreement, the Party who is granting the right to use the licensed property will be referred to as “Olmstead”, and the party who is receiving the right to use the license property will be referred to as “TW Sports”.

The parties agree as follows:

1.
 GRANT OF LICENSE.    Olmstead owns the trademark WonderWand and the associated products there to.   In accordance with this Agreement, Olmstead grants TW Sports an exclusive license to use the mark WonderWand and the products listed in Exhibit A.  Olmstead retains title and ownership of the products.  This grant of license applies to the world wide geographical area.

2.	EXCLUSIVE RIGHT FEE. In exchange for the exclusive rights to Wonderwand and the products listed in Exhibit A, TW Sports agree to pay Olmstead $100,000 in Common Stock of TW Sports at $.0015 per share.

3.
PAYMENT OF ROYALTY.  TW Sports will pay to Olmstead a royalty which shall be calculated as follows:  5% of the Net Royalty Income (as defined below) from any and all products sold under the name WonderWand and the products listed in Exhibit A.    Net Royalty Income shall be defined total sales minus returns and shipping/handling). The royalty shall be paid Quarterly.

4.	TERM. The Royalty Payments shall be due to Stock beginning with the first bona fide commercial sale of any Product in the Territory and may, at the discretion of Licensee terminate on April 1, 2018.

5.
DEFAULTS. If TW Sports fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, Olmstead shall have the option to cancel this Agreement by providing five (5) days written notice.   TW Sports shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated above, and if there are no other defaults during such time period.

6.
ARBITRATION. All disputed under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association.  Either party may invoke this paragraph after providing 30 days written notice to the other party.  All cost shall be divided equally between the parties.  Any award may be enforced by a court of law.

7.
WARRANTIES.  Neither party makes any warranties with respect to the use, sale or other transfer of the mark WonderWand and the products listed in Exhibit A by the other party or by any third party, and TW Sports accepts the products “AS IS.”  In no event will Olmstead, be liable for direct, indirect, special, incidental, or consequential damages.

8.	COPIES. A copy of this agreement and attachment, if any, has the same effect as the original.
9.
BREACH AND DISPUTES. Any breaching Party shall have Thirty (30) Days from the date of notification to cure such breach. Any dispute between the Parties to this Agreement shall be resolved through binding arbitration, which shall be governed under the rules and regulations of the American Arbitration Association.

10.
FORUM, VENUE, and GOVERNING LAW. This agreement shall be governed and interpreted under Delaware law (without applying its conflict of law principles). Exclusive venue for legal proceedings arising hereunder shall be in Clark County, Nevada.

11.
ENTIRE AGREEMENT. This Agreement supersedes any prior understanding that may have been reached between the Parties and encompasses the entire agreement between the Parties. The terms of this Agreement are confidential and shall be maintained by the Parties in accordance thereby.

12.	MODIFICATION. This Agreement cannot be modified except in writing executed mutually between the Parties

IN WITNESS WHEREOF, the Parties have signed and executed this Agreement and have caused this Agreement to becomes effective as of the Effective Date last executed below.

TW SPORTS, INC.                                                       TOM OLMSTEAD

By:/s/ Tom Olmstead                                                   By: /s/ Tom Olmstead
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Title: Incorporator